VANDERKAM & ASSOCIATES
                             1301 TRAVIS, STE. 1200
                                HOUSTON, TX 77002
                                 (713) 547-8900
                            (713) 547-8910 FACSIMILE

                                October 22, 2003


Eternal Technologies Group, Inc.
Suite 04-06, 28/F, Block A
Innotec Tower, 235 Nanjing Road
Heping District, Tianjin, 300100

Gentlemen:

You have requested that we furnished you our legal opinion with respect to the legality of the following described securities of Decor Systems, Inc. (the "Company") covered by a Form SB-2 Registration Statement, (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1. Up to 2,987,863 shares of common stock, $.001 par value (the "Shares") to be issued by the Company.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Amended Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion.

Based on the foregoing, it is our opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.


                                          Sincerely,
                                          VANDERKAM & ASSOCIATES



                                         /s/ Vanderkam & Associates